Exhibit 16.1

June 4, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	ReTo Eco-Solutions, Inc. CIK Number: 0001687277

Dear Commissioners:

We have read Form 6-K dated June 4, 2026 of ReTo Eco-Solutions, Inc. (“Registrant”) and are in agreement with the statements contained therein as it pertains to our firm; we are not in a position to agree or disagree with other statements of Registrant contained therein.

Very truly yours,

/s/ YCM CPA INC.

Irvine, California